Investors/Analysts: Julie Prozeller

Financial Dynamics

Tel: 212-850-5608

Media: Shelley Whiddon

Alliance Data

Tel: 972-348-4310

NEWS RELEASE

ALLIANCE DATA RECEIVES NOTICE FROM THE BLACKSTONE GROUP REGARDING MERGER AGREEMENT
CONDITION

Dallas, Texas, Jan. 28, 2008 — Alliance Data Systems Corporation (NYSE: ADS) today announced that, in connection with the May 17, 2007 agreement providing for the acquisition of Alliance Data by affiliates of The Blackstone Group, Aladdin Solutions, Inc. (f/k/a Aladdin Holdco, Inc.) has informed Alliance Data that it does not anticipate the condition to closing the merger relating to obtaining approvals from the Office of the Comptroller of the Currency (OCC) will be satisfied. The notice was given pursuant to the terms of the May 17, 2007 Agreement and Plan of Merger among Alliance Data Systems Corporation, Aladdin Holdco, Inc. and Aladdin Merger Sub, Inc.

Blackstone’s notice, received by the Company after market close on Friday, Jan. 25th, stated that the OCC is “demanding that extraordinary measures be taken by ADS, Holdco and various Blackstone entities in connection with the Change in Control Notice” that “represent operational and financial burdens on ADS, Holdco and Blackstone that cannot be reasonably assumed.”

In subsequent communications from Blackstone’s representatives, Blackstone stated that it is unwilling to satisfy the requirements specified in the OCC letter. Blackstone also expressed its belief that alternative solutions that would be acceptable to Blackstone would not satisfy the OCC, and therefore that further negotiations with the OCC would be futile.

The Company strongly disagrees with Blackstone’s stated assertions that (i) the OCC’s most recent written proposal to Blackstone’s counsel embodied the OCC’s “final position” with respect to the terms on which the required approvals would be granted and (ii) the OCC is “demanding that extraordinary measures be taken by ADS, Holdco and various Blackstone entities in connection with the Change in Control Notice” that “represent operational and financial burdens on ADS, Holdco and Blackstone that cannot be reasonably assumed.” Moreover, the Company believes that Blackstone has the ability to cause the condition to closing cited in Blackstone’s letter to be satisfied.

Blackstone’s notice did not assert any breach of the merger agreement by Alliance Data or the occurrence or anticipated occurrence of any material adverse effect on the Company, and acknowledged that the Company had, to date, used its “best efforts” to obtain OCC clearance. Neither did the notice reference or take issue with the financial or operational performance or liquidity of Alliance Data or its banks, or the parties’ ability to obtain Federal Deposit Insurance Corporation approvals related to the Company’s industrial loan corporation.

In light of the notice from Blackstone, the Company’s board of directors and special committee are evaluating the Company’s possible courses of action and will pursue those that best protect the interests of the Company and its stockholders.

The Company’s fourth-quarter and year-end 2007 earnings and 2008 outlook announcement will be made at 3 p.m. Central/4 p.m. Eastern on Wednesday, Jan. 30, 2008. Alliance Data reaffirms the guidance given in its December 17, 2007 press release and its position with respect to the business trends discussed therein, all of which suggest no change in the Company’s long-term expected growth rates.

Alliance Data’s management will not be taking calls or responding to emails with regard to the transaction or otherwise while the board of directors and the special committee evaluate the Company’s alternatives.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the Company, visit its website, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the proposed merger, including the risk that conditions to closing, including the condition relating to OCC approval, may not be satisfied and that the proposed merger may not be consummated, as well as risks and uncertainties arising from actions that the respective parties to the merger agreement may take in response to the developments discussed in this release. The Company cannot provide any assurance that the conditions to closing the transactions will be satisfied or that the proposed merger will be completed. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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